EXHIBIT 99.1

Administrative Offices
1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp – 2nd Quarter Profits Up 12%

BAKERSFIELD, Calif., July 23, 2008 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company with $878 million in assets, today announced financial results for the 2nd quarter ended June 30, 2008.

Financial Performance

Net income after tax for the 2nd quarter of 2008 was $2.64 million compared to $2.36 million reported for the 2nd quarter of 2007, an increase of 12.1% . Earnings per share (EPS) for the 2nd quarter of 2008 were $0.65 per diluted share compared to $0.58 per diluted share reported in the 2nd quarter of 2007, an increase of 12.1% . 2nd quarter EPS for 2007 have been adjusted for the 2008 stock dividend.

Net income after tax year to date in 2008 was $5.23 million compared to $4.57 million reported year to date in 2007, an increase of 14.4% . Year to date earnings per share (EPS) for 2008 were $1.29 per diluted share compared to $1.12 per diluted share reported in the same period in 2007, an increase of 15.2% . Year to date EPS for 2007 have been adjusted for the 2008 stock dividend.

Growth

Loan growth exceeded management’s expectations for the first half of 2008. Total loans, net of unearned fees were up $145 million or 25.1% to $726 million at June 30, 2008 compared to $580 million at June 30, 2007. Total deposits at June 30, 2008 were up $41 million or 6.0% to $727 million compared to $686 million at June 30, 2007. Overall, total assets grew by $107 million or 13.9% to $878 million at June 30, 2008 compared to $771 million at June 30, 2007.

Bart Hill, President, said, "We are pleased with the Company’s performance for the 2nd quarter of 2008 with earnings exceeding last year by 12.1% . This earnings growth is a reflection of the quality and strength of our customers. With the current credit crisis at the forefront of everyone’s minds, our focus has been and remains on strengthening liquidity and capital, maintaining credit quality in the loan portfolio, and providing superior service to our customers. Again, this year, our Company was chosen by US Banker as one of the top community banks in the nation based on return on shareholders’ equity with our ranking improving from 18th in 2007 to 17th in 2008.”

Highlights for the Quarter:

  Loans, net of unearned fees - up 25.1% to $726 million
  Deposits - up 6.0% to $727 million
  Assets - up 13.9% to $878 million
  Net income – up 12.1% to $2.64 million
  Shareholders’ Equity – up 19.5% to $60 million

Income Statement

Net interest income increased from $7.5 million for the 2nd quarter of 2007 to $8.6 million for the 2nd quarter of 2008 an increase of $1.1 million or 15.1% . The increase was due primarily to increased loan volume and reduced interest expense year over year. Year to date, net interest income increased by $2.1 million or 14.4% to $16.8 million in 2008 from $14.7 million in 2007. Net interest margin decreased for the 2nd quarter period ended June 30, 2008 to 4.08% compared to 4.20% for the 2nd quarter of 2007. Net interest margin year to date in 2008 was 4.04% compared to 4.27% in 2007. The decrease for both periods was primarily due to interest rates earned on earning assets declining at a faster rate than the interest rates paid on interest-bearing liabilities, which is common in a falling rate environment.

Non-interest income was $878,000 for the 2nd quarter of 2008 compared to $865,000 for the same period in 2007, an increase of $13,000 or 1.5% . The increase was due mainly to additional service charges on deposits. Year to date, non-interest income was $1,648,000 in 2008 compared to $1,605,000 in 2007, an increase of $43,000 or 2.7% .

Non-interest expense increased for the 2nd quarter to $4.5 million in 2008 from $4.1 million in 2007, an increase of approximately $458,000 or 11.2% . Non-interest expense year to date increased to $8.9 million in 2008 from $7.9 million in 2007, an increase of approximately $1.0 million or 12.5% . The Company’s efficiency ratio, the measure of operating expense as a percent of net interest income plus non-interest income, improved to 47.96 for the 2nd quarter of 2008 compared to 49.01 for the same period in 2007. The peer group average efficiency ratio for the first quarter of 2008, the most recent quarter available, was 64.5% .

In the 2nd quarter of 2008, the provision for loan losses was $218,000 compared to $225,000 in 2007. Year to date, the provision for loan losses was $328,000 compared to $450,000 in 2007.

Annualized return on average assets (ROAA) was 1.18% for the period ending June 30, 2008 compared to 1.23% in the same period in 2007. Annualized return on average equity (ROAE) was 18.18% for the period ended June 30, 2008 compared to 19.35% through June 30, 2007.

Asset Quality

For the 2nd quarter 2008, the Company had net recoveries of loans previously charged off of $38,000 compared to net recoveries of $4,000 in the 2nd quarter of 2007. Year to date in 2008, there were net recoveries of $98,000 compared to net charge offs of $28,000 in 2007. The allowance for loan losses was $9.7 million or 1.34% of loans at June 30, 2008 compared to $8.8 million or 1.52% of loans at June 30, 2007. The adequacy of the allowance for loan losses is determined by Management based on an analysis of a number of recognized factors such as historical loss, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators. The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by our external auditors and regulatory examiners. The provision for loan losses will be increased or decreased based on Management’s analysis of adequacy.

Total nonperforming and restructured loans were $4.9 million at June 30, 2008 compared to $4.6 million at June 30, 2007, an increase of $292,000, or 6.4% . Nonperforming and restructured loans as a percentage of total assets at June 30, 2008 and 2007 were 0.56% and 0.59%, respectively. The Company had no foreclosed assets at either reporting date. Impaired loans at June 30, 2008 were $9.1 million compared to $4.1 million at June 30, 2007.

San Joaquin Bancorp assesses and manages credit risk on an ongoing basis through a formal credit review program, internal monitoring and formal lending policies of its wholly-owned bank subsidiary, San Joaquin Bank. The Company believes that the Bank’s ability to identify and assess risk and return characteristics of the loan portfolio is critical for profitability and growth of the consolidated group. The Company, through the Bank, emphasizes credit quality in the loan approval process, active credit administration and regular monitoring. The Bank has designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

Capital

Total shareholders’ equity at June 30, 2008 increased to $60.0 million compared to $50.2 million at June 30, 2007. Capital ratios for the Company remain above the well-capitalized guidelines established by bank regulatory agencies. Tier I Leverage Ratios increased from approximately 7.5% at June 30 2007 to approximately 7.9% at June 30, 2008. The Tier I Leverage Ratio represents total shareholders’ equity plus the allowance for loan losses divided by total consolidated assets.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with three banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains some forward-looking statements about the Company for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our financial condition, results of operation, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control or ability to predict-- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and past results should not be considered an indication of our future performance. Some of these risk factors include, but are not limited to: certain credit, market, operational and liquidity risks associated with our business and operations; changes in business or economic conditions internationally, nationally or in California; changes in the interest rate environment; potential acts of terrorism and actions taken in response; fluctuations in asset prices including, but not limited to, stocks, bonds, commodities or other securities, and real estate; volatility of rate sensitive deposits and investments; concentrations of real estate collateral securing many of our loans; deterioration in the credit quality of some of our borrowers, rising unemployment rates, operational risks including data processing system failures and fraud; accounting estimates and judgments; compliance costs associated with the Company’s internal control structure and procedures for financial reporting; changes in the securities markets; and, inflationary factors. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors and Cautionary Factors That May Affect Future Results” in Item 1A and elsewhere in our most recent annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made. You are advised, however, to consult any further disclosures we make on related subjects in future periodic reports on Form 10-Q and current reports on Form 8-K filed with the SEC. In addition, past operating results are not necessarily indicative of the results to be expected for future periods.

San Joaquin Bancorp and Subsidiaries
Consolidated Balance Sheet (unaudited)

	As of June 30
	2008	2007

ASSETS
Cash and due from banks	$ 31,173,000	$ 31,848,000
Interest-bearing deposits in banks	565,000	621,000
Federal funds sold	290,000	-

Total cash and cash equivalents	32,028,000	32,469,000
Investment securities:
Held-to-maturity	79,957,000	120,761,000
Available-for-sale	6,382,000	6,936,000

Total Investment Securities	86,339,000	127,697,000
Loans, net of unearned income	725,846,000	580,378,000
Allowance for loan losses	(9,694,000)	(8,831,000)

Net Loans	716,152,000	571,547,000
Premises and equipment	11,056,000	9,152,000
Investment in real estate	544,000	989,000
Interest receivable and other assets	31,433,000	28,787,000

TOTAL ASSETS	$ 877,552,000	$ 770,641,000

LIABILITIES
Deposits:
Noninterest-bearing	$ 165,945,000	$ 170,694,000
Interest-bearing	561,498,000	515,726,000

Total Deposits	727,443,000	686,420,000
Short-term borrowings	55,200,000	6,900,000
Long-term debt and other borrowings	17,081,000	17,092,000
Accrued interest payable and other liabilities	17,856,000	10,031,000

Total Liabilities	817,580,000	720,443,000

SHAREHOLDERS' EQUITY
Common stock, no par value - 20,000,000 shares authorized;
3,924,044 and 3,534,022 issued and outstanding
at June 30, 2008 and 2007, respectively	20,567,000	10,871,000
Additional paid-in capital	568,000	301,000
Retained earnings	40,337,000	40,606,000
Accumulated other comprehensive income (loss)	(1,500,000)	(1,580,000)

Total Shareholders' Equity	59,972,000	50,198,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 877,552,000	$ 770,641,000

San Joaquin Bancorp and Subsidiaries
Consolidated Statement of Income (unaudited)

	Quarters Ended June 30		Year to Date Ended June 30

	2008	2007	2008	2007

INTEREST INCOME
Loans (including fees)	$ 11,926,000	$ 12,231,000	$ 24,869,000	$ 23,645,000
Investment securities	1,007,000	1,429,000	2,159,000	2,944,000
Fed funds & other interest-bearing balances	6,000	59,000	14,000	127,000

Total Interest Income	12,939,000	13,719,000	27,042,000	26,716,000

INTEREST EXPENSE
Deposits	3,787,000	5,650,000	8,858,000	11,008,000
Short-term borrowings	370,000	310,000	880,000	400,000
Long-term borrowings	207,000	307,000	485,000	611,000

Total Interest Expense	4,364,000	6,267,000	10,223,000	12,019,000

Net Interest Income	8,575,000	7,452,000	16,819,000	14,697,000
Provision for loan losses	218,000	225,000	328,000	450,000

Net Interest Income After Loan Loss Provision	8,357,000	7,227,000	16,491,000	14,247,000

NONINTEREST INCOME
Service charges & fees on deposits	280,000	222,000	537,000	432,000
Other customer service fees	331,000	339,000	595,000	618,000
Other	267,000	304,000	516,000	555,000

Total Noninterest Income	878,000	865,000	1,648,000	1,605,000

NONINTEREST EXPENSE
Salaries and employee benefits	2,747,000	2,547,000	5,503,000	4,914,000
Occupancy	251,000	226,000	486,000	469,000
Furniture & equipment	309,000	262,000	597,000	501,000
Promotional	174,000	187,000	347,000	337,000
Professional	371,000	328,000	690,000	717,000
Other	682,000	526,000	1,298,000	989,000

Total Noninterest Expense	4,534,000	4,076,000	8,921,000	7,927,000

Income Before Taxes	4,701,000	4,016,000	9,218,000	7,925,000
Income Taxes	2,058,000	1,659,000	3,988,000	3,353,000

NET INCOME	$ 2,643,000	$ 2,357,000	$ 5,230,000	$ 4,572,000

Basic Earnings per Share	$ 0.67	$ 0.61	$ 1.33	$ 1.18

Diluted Earnings per Share	$ 0.65	$ 0.58	$ 1.29	$ 1.12

San Joaquin Bancorp and Subsidiaries
Financial Highlights (unaudited)

(data in thousands except per share data)	---Year to Date---		% Variance
	2008	2007	2008 vs. 2007
Net Interest Income	$ 16,819	$ 14,697	14.4%
Non Interest Income	$ 1,648	$ 1,605	2.7%
Addition to Provision for Loan Losses	$ 328	$ 450	-27.1%
Net Income	$ 5,230	$ 4,572	14.4%
Total Assets	$ 877,552	$ 770,641	13.9%
Total Loans, Net of Unearned Income	$ 725,846	$ 580,378	25.1%
Total Deposits	$ 727,443	$ 686,420	6.0%
Total Shareholders’ Equity	$ 59,972	$ 50,198	19.5%
Basic Earnings per Share *	$ 1.33	$ 1.18	12.7%
Diluted Earnings per Share *	$ 1.29	$ 1.12	15.2%
Book Value per Share *	$ 15.28	$ 12.91	18.4%

Key Ratios:
Annualized Return on Average Equity	18.18%	19.35%
Annualized Return on Average Assets	1.18%	1.23%
Annualized Net Interest Margin	4.04%	4.27%
Efficiency Ratio	48.31%	48.63%

* - Per share data for 2007 have been adjusted for the 2008 stock dividend.

San Joaquin Bancorp Contact Information:

Barton H. Hill President (661) 281-0300

Stephen M. Annis

Executive Vice President & Chief Financial Officer (661) 281-0360

Company Website: www.sjbank.com